Exhibit 99.1

BANK FIRST NATIONAL CORPORATION

2011 EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

(NAMED EXECUTIVE OFFICER)

Bank First Corporation (“BFC”) recognizes the important role you play in the success of BFC. As such, the Compensation and Retirement Committee of BFC (“Committee”) would like to reward you with a stake in the ownership of BFC conditioned upon the conditions and terms contained within this individual award agreement (the “Award Agreement”). Accordingly, BFC hereby grants you the right to earn the following:

1.	Name of Grantee:	Named Executive Officer

2.	Date of Grant:	March 2, 2020

3.	Type of Equity Granted:	Restricted Stock

4.	Number of Equity Shares Granted:	XXX

5.	Fair Market Value per Share:	$$

6.	Vesting Schedule:	The Restricted Stock awarded hereunder vests at 20% per year for five years on the anniversary of the Date of Grant.

7.	Summary of Grant:	The grant is governed by the terms of the Bank First National Corporation 2011 Equity Plan, as amended (the “Plan”). A copy of the Plan is available by contacting Sherry Jonet, Vice President of Human Resources. By accepting the grant, you agree to the terms of the Plan and this Award Agreement.

8.	Forfeitures	If (a) your employment with BFC is terminated for Cause (as defined in the Plan), or (b) except as provided in Article XI of the Plan, you voluntarily terminate employment with BFC before your Retirement (as defined in the Plan), any shares of Restricted Stock granted under this Award Agreement that have not vested will be immediately forfeited. However, if you terminate your employment due to Retirement, or if you are involuntarily terminated without Cause, the shares of Restricted Stock awarded hereunder shall continue to vest in accordance with the vesting schedule set forth above.

9.	Tax Withholding	In accordance with Section 6.3 of the Plan, upon the vesting of shares of Restricted Stock granted under this Award Agreement, you may satisfy any amounts required to be withheld by BFC under applicable federal, state and local tax laws in effect from time to time, by electing to have BFC withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes.

Donald R. Brisch
Compensation and Retirement Committee Chair
Date:

Participant’s Acceptance

The undersigned hereby accepts the foregoing award and agrees to the terms and conditions hereof, including the terms and provisions of the 2011 Equity Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2011 Equity Plan.

Participant

Participant Name: Date: